Exhibit 4.76

DATED	30 November 2016

(1)	DRYSHIPS INC. (as Borrower)
(2)	ADVICE INVESTMENTS S.A. (as Purchaser)
(3)	HSH NORDBANK AG (as Assigning Lender)
(4)	HSH NORDBANK AG (as Swap Bank)
(5)	HSH NORDBANK AG (as Lead Bookrunner)
(6)	HSH NORDBANK AG (as Agent)
(7)	HSH NORDBANK AG (as Security Trustee)
SALE AND TRANSFER DEED
IN RELATION TO A PARTICIPATION IN A JUNIOR LOAN AGREEMENT

THIS DEED is dated 30 November 2016
(1)
DRYSHIPS INC., a corporation incorporated in the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, The Marshall Islands MH 96960 ("Borrower");

(2)	ADVICE INVESTMENTS S.A., a corporation incorporated in the Republic of Liberia whose registered office is at 80 Broad Street, Monrovia, Liberia ("Purchaser");
(3)	HSH NORDBANK AG, acting through its office at Gerhart-Hauptman-Platz 50, D-20095 Hamburg, Federal Republic of Germany (in its capacity as a lender, "Assigning Lender");
(4)	HSH NORDBANK AG, acting through its office at Gerhart-Hauptman-Platz 50, D-20095 Hamburg, Federal Republic of Germany (in its capacity as a swap bank, "Swap Bank");
(5)	HSH NORDBANK AG, acting through its office at Gerhart-Hauptman-Platz 50, D-20095 Hamburg, Federal Republic of Germany (in its capacity as lead bookrunner, "Lead Bookrunner");
(6)	HSH NORDBANK AG, acting through its office at Gerhart-Hauptman-Platz 50, D-20095 Hamburg, Federal Republic of Germany (in its capacity as agent, "Agent"); and
(7)	HSH NORDBANK AG, acting through its office at Gerhart-Hauptman-Platz 50, D-20095 Hamburg, Federal Republic of Germany (in its capacity as security trustee, "Security Trustee"),
(each of the Borrower, the Purchaser, the Assigning Lender, the Swap Bank, the Lead Bookrunner, the Agent and the Security Trustee are collectively referred to herein as the "Parties").
BACKGROUND
(A)
By a loan agreement dated 31 March 2006 between, inter alia, (i) the Borrower, as borrower, (ii) the Assigning Lender and others, as lenders (together in such capacity, the "Junior Lenders"), (iii) the Swap Bank and others, as swap bank, (iv) the Agent, as agent and (v) the Security Trustee, as security trustee, as amended, restated, novated and/or (as the case may be) supplemented by (i) a supplemental letter dated 15 May 2006 between the Borrower and the Agent; (ii) an amending and restating agreement dated 23 May 2007 between, inter alia, the Borrower, the Agent and the Security Trustee; (iii) a supplemental agreement dated 27 February 2008 among, inter alia, the Borrower, the Junior Lenders, the Agent and the Security Trustee; (iv) a supplemental letter dated 23 April 2008 between the Borrower and the Agent; (v) a supplemental agreement dated 17 November 2009 between, inter alia, the Borrower, the Junior Lenders, the Agent and the Security Trustee; (vi) a supplemental letter dated 29 September 2010 between the Borrower and the Agent; (vii) a supplemental letter dated 9 February 2012 between the Borrower and the Agent; (viii) a supplemental letter dated 27 September 2012 between the Borrower and the Agent; (ix) a supplemental agreement dated 18 November 2013 between the Borrower, the Agent and the Security

Trustee; (x) a variation agreement dated 6 September 2016 between, inter alia, the Borrower, the Junior Lenders, the Agent and the Security Trustee; (xi) a variation Agreement dated 4 November 2016 between, inter alia, the Borrower, the Junior Lenders, the Agent and the Security Trustee; and (xii) a variation agreement dated 8 November 2016 between, inter alia, the Borrower, the Junior Lenders, the Agent and the Security Trustee (and as otherwise amended, restated, novated and/or (as the case may be) supplemented from time to time, the "Junior Loan Agreement"), the Junior Lenders agreed to make available to the Borrower both term loan and short term credit facilities of (originally) up to US$110,000,000 in aggregate.
(B)
By two master agreements (on the 1992 or 2002 ISDA Master Agreement (Multicurrency-Crossborder) form) (each a "Master Agreement" and together the "Master Agreements") each dated 31 March 2006 and made between the Borrower and the Swap Bank, it was agreed that the Swap Bank may enter into Transactions (as defined in the Master Agreements) with the Borrower from time to time.

(C)
Events of default have occurred and are continuing under each of the Senior Loan Agreement (as defined in the Junior Loan Agreement) and the Junior Loan Agreement as a result of, amongst other things, the Borrower failing to pay all amounts outstanding under each of those loan agreements on the Final Maturity Date (as defined in that loan agreement) (together, the "Existing Events of Default"). Each of the Junior Lenders has reserved and preserved all of the rights and remedies available to it under the Finance Documents (as defined in the Junior Loan Agreement).

(D)
This Deed sets out the terms and conditions by which the Assigning Lender shall transfer and assign all of its rights in respect of its Contribution, and all of its obligations in respect of its Commitment, to the Purchaser, and the Purchaser shall accept and assume such rights and obligations.

IT IS AGREED AS FOLLOWS:
1.	INTERPRETATION
Defined expressions.Words and expressions defined in the Junior Loan Agreement shall have the same meanings when used in this Deed unless the context otherwise requires.
1.2.	The following terms shall be defined as set forth below for purposes of this Deed:
1.2.1.	"Agency Transfer Agreement" means the agency transfer agreement or deed in the form set out in schedule 4 (agency transfer agreement)to the Senior Sale and Transfer Deed.
1.2.2.	"Aggregate Purchase Price" means an amount equal to $22,250,000 less:
(i)
the aggregate amount of any prepayment of the Loan (as defined in the Senior Loan Agreement) made by the Borrower, and received by HSH Nordbank AG (in its capacity as a senior lender), as a result of the sale of any of the Ships named "Ocean Crystal", "Sonoma" and "Coronado" pursuant to clause 8.9 (mandatory prepayment)of the Senior Loan Agreement; and

(ii)	the Senior Purchase Price as of the Effective Date.
1.2.3.
"Assigned Assets" means all of the rights and benefits of the Assigning Lender under or in respect of the Finance Documents including, without limitation, the rights and interests of the Assigning Lender in and in respect of:

(iii)	the benefit of any guarantee or other assurance against loss given by any Guarantor;
(iv)	the benefit of any other security; and
(v)	amounts owing to the Assigning Lender under or in respect of the Outstanding Loan.
1.2.4.
"Assumed Obligations" means all of the Assigning Lender's obligations under or in respect of the Finance Documents, including, without limitation, any commitment under the Finance Documents to make or issue the Loan.

1.2.5.
"Effective Date" means the date (falling on or before the Long Stop Date) on which the Agent confirms (acting on the instructions of the Assigning Lender) to the Borrower and the Purchaser that each of the conditions precedent set out in Schedule 1 hereto are satisfied to the satisfaction of the Agent.

1.2.6.
"Group" means, in respect of any person, such person and each of its holding companies and subsidiaries and each subsidiary of each of its holding companies (as each such term is defined in the Companies Act 2006).

1.2.7.
"Guarantor" means any person who has given a guarantee, indemnity, security interest or other assurance against loss to the Assigning Lender (or any person acting on the Assigning Lender's behalf) in respect of any obligations of the Borrower to the Assigning Lender in relation to the Loan.

1.2.8.	"Long Stop Date" means 30 November 2016 or such later date as the Assigning Lender may agree in its absolute discretion.
1.2.9.
"Outstanding Loan" means, in relation to the Assigning Lender, the principal amount of the Loan made to the Borrower which is currently owed to the Assigning Lender under the Junior Loan Agreement or the principal amount outstanding of that borrowing.

1.2.10.	"Purchaser Warranties" means the warranties, representations and indemnities made by, and the covenants and agreements of, the Purchaser set out in the Transfer Documents.
1.2.11.	"Senior Purchase Price" has the meaning given to "Purchase Price" in the Senior Sale and Transfer Deed.
1.2.12.	"Senior Sale and Transfer Deed" means a sale and transfer deed dated the same date as this Deed and made with, amongst others, the Borrower in relation to participations in a senior loan agreement.

1.2.13.	"Transfer Certificate" means a transfer certificate in the form set out on Schedule 2 hereto.
1.2.14.	"Transfer Documents" means this Deed, the Transfer Certificate and the Agency Transfer Agreement.
1.3.	Construction
1.3.1.	The provisions of clause 1 (interpretation)of the Junior Loan Agreement are incorporated in to this Deed as if set out herein.
1.3.2.	In this Deed, unless the contrary intention appears, a reference to a Clause or a Schedule is a reference to a clause of or schedule to this Deed.
1.4.	Headings are for ease of reference only.
1.5.	References to any document shall be references to that document as amended, varied, supplemented, replaced or restated in any manner from time to time.
1.6.	A provision of law is a reference to that provision as amended or re-enacted.
2.	TRANSFER AND ASSIGNMENT
2.1
Subject to the occurrence of, and with effect from, the Effective Date, the Assigning Lender will assign and transfer by way of the execution of a Transfer Certificate, without any warranty, representation, covenant or other recourse, all of its rights in respect of all of its Contribution and all of its obligations in respect of its Commitment and any and all right, title or interest in the Assigned Assets and obligations under the Assumed Obligations to the Purchaser.

2.2	As and with effect from the Effective Date, the Purchaser shall:
(a)	be deemed to accept the assignment and transfer of the Assigning Lender's Contribution, Commitment and Assigned Assets; and
(b)
assume, perform and comply with (vis-a-vis the Junior Lenders, the Agent and the other providers of credit in relation to the Assigned Assets) the Assumed Obligations under the Finance Documents as if originally named as an original party in the Finance Documents in place of the Assigning Lender. The Purchaser acknowledges and agrees that the transfer and assignment by the Assigning Lender to the Purchaser referred to in this Clause 2, and set out in the Transfer Certificate, shall be without any warranty, representation, covenant or other recourse of any kind.

2.3
Notwithstanding clause 26.11 (registration fee)of the Junior Loan Agreement, the Agent hereby confirms that it waives its entitlement to any registration fee in relation to the transfer and assignment by the Assigning Lender to the Purchaser pursuant to this Deed.

3.	REPRESENTATIONS AND WARRANTIES
3.1
Mutual representations and warranties

Each party to this Deed hereby represents and warrants to each other party that it has full capacity to enter into, execute and deliver the Transfer Documents to which it is or is to be a party and has taken all necessary corporate action and obtained all official consents which it needs to take or obtain in connection with the Transfer Documents to which it is or is to be a party and the transactions contemplated hereby.

3.2	Purchaser representations and warranties
As of the date of this Deed and the Effective Date, the Purchaser represents and warrants to each of the Assigning Lender, the Agent and the Security Trustee that:
(a)	it is duly organised, validly existing and in good standing under the laws of the Republic of Liberia;
(b)
its obligations under the Transfer Documents to which it is or is to be a party constitute its legal, valid, binding and enforceable obligations (subject to applicable bankruptcy, reorganisation, insolvency, moratorium or similar laws affecting creditors' rights generally and subject, as to enforceability, to equitable principles of general application);

(c)
no broker, finder or other person acting pursuant to the instructions of a party is entitled to any broker's fee or other commission in connection with this Deed for which any other party may be responsible;

(d)
no notice to, registration with, consent or approval of or any other action by any governmental, regulatory or other authority is or will be required for it to execute, deliver, and perform its obligations under the Transfer Documents to which it is or is to be a party; and

(e)
it will not use any information received by it from any other party to this Deed in relation to the Borrower, any Security Party, any Assigned Asset or any Assumed Obligation for any unlawful purpose or for any public statement.

3.3	Survival of representations
All express representations and warranties made by any party to this Deed pursuant to the Transfer Documents shall survive the Effective Date and consummation of the transactions contemplated in the Transfer Documents.
4.	CONDITIONS PRECEDENT
(a)	The agreement of the Assigning Lender to assign and transfer its Contribution, Commitments, Assigned Assets and Assumed Obligations to the Purchaser

shall be expressly conditional upon, and subject to, the prior fulfilment on or before the Long Stop Date of each of the conditions precedent set out in Schedule 1 to this Deed to the satisfaction of the Agent (collectively, "Conditions Precedent").
(b)	The Agent agrees to provide a written confirmation to the Borrower and the Purchaser promptly following satisfaction of the Conditions Precedent.
(c)
In the event that the Effective Date has not occurred on or before the Long Stop Date, the Agent may (acting on the instructions of the Assigning Lender) terminate this Deed by written notice to the Borrower and the Purchaser, whereupon this Deed shall automatically be deemed terminated.

5.	CONSENT / ACKNOWLEDGMENT TO TRANSFER
(a)
By its signature below, the Borrower confirms that, in accordance with clause 26.2 (transfer by a Lender)of the Junior Loan Agreement, the Assigning Lender has consulted with the Borrower prior to entering into this Deed.

(b)
Notwithstanding any provision of the Junior Loan Agreement to the contrary, each of the parties to this Deed acknowledges and agrees that no consent is required to the transfer and assignment by the Assigning Lender to the Purchaser as set out in this Deed, or, to the extent that consent is required, each irrevocably and unconditionally waives such requirement.

6.	INDEMNITY
Subject only to Clause 9.2, the Purchaser shall indemnify, defend and hold the Assigning Lender and each of its officers, directors, employees and agents fully harmless from and against any liability, claim, cost, loss, damage or expense (including, without limitation, reasonable legal fees and disbursements and VAT thereon) or judgment which the Assigning Lender or any of its officers, directors, employees and agents may incur or suffer as a result of:
(a)	the Purchaser's breach of any of the provisions of the Transfer Documents; or
(b)	the breach of any of the Purchaser Warranties by the Purchaser; or
(c)	the failure by the Purchaser to perform any of the Assumed Obligations from the Effective Date; or
(d)
any obligation of the Assigning Lender to, in whole or part, disgorge or reimburse any party or entity for any payment or property received, effected by or applied by the Assigning Lender or the Purchaser for the account of the Purchaser under or in connection with any of the Assumed Assets or any of the Assumed Obligations.

7.	RELEASE
The Borrower (on behalf of itself, each of its subsidiaries and affiliates and each of its and their respective successors-in-title, legal representatives and assignees) and each of its and their respective employees, agents, representatives, officers, directors, shareholders, and trustees (each, a "Releasing Party" and collectively, the "Releasing Parties") does hereby irrevocably and unconditionally fully release and discharge, and shall be deemed to have irrevocably and unconditionally fully released and discharged, the Assigning Lender, the Agent and the Security Trustee (including each of their respective successors-in-title, legal representatives and assignees) and each of their respective, past, present and future, officers, directors, shareholders, trustees, agents, employees, consultants, experts, advisors, attorneys and other professionals and all other persons and entities to whom any of the foregoing would be liable if any such person or entity were found to be liable to any Releasing Party (each, a "Released Party" and collectively, the "Released Parties") from any and all manner of action and actions, cause and causes of action, claims, charges, demands, counterclaims, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, damages, judgments, expenses, executions, liens, claims of liens, claims of costs, penalties, attorneys' fees, or any other compensation, recovery or relief on account of any liability, obligation, demand or cause of action of whatever nature, whether in law, equity or otherwise (including without limitation interest or other carrying costs, penalties, legal, accounting and other professional fees and expenses, and incidental, consequential and punitive damages payable to third parties), whether known or unknown, fixed or contingent, joint and/or several, secured or unsecured, due or not due, primary or secondary, liquidated or unliquidated, contractual or tortious, direct, indirect, or derivative, asserted or unasserted, foreseen or unforeseen, suspected or unsuspected, now existing, heretofore existing or which may heretofore accrue against any of the Released Parties, whether held in a personal or representative capacity, and which are based on any act, fact, event or omission or any other matter, cause or thing occurring at or from any time prior to and including the date hereof in any way, directly or indirectly arising out of, connected with or relating to, this Deed, any other Transfer Document, the Junior Loan Agreement, any other Finance Document, any of the transactions contemplated hereby or thereby or any other agreement, certificate, instrument or other document or statement whatsoever (in each case whether written or oral) related to any of the foregoing (each, a "Claim" and collectively, the "Claims").
8.	TAXES AND FEES
8.1	Stamp taxes / perfection of Security Interests
Any stamp duty, stamp duty reserve tax or any other applicable transfer tax or duty (excluding notarial fees) attributable to the sale, purchase, assignment or assumption of any of the Assigning Lender's Commitment, Contribution, Assigned Assets and Assumed Obligations and any costs (excluding notarial costs) attributable to the transfer or perfection of any of the Security Interests included in the Assigned Assets are payable by the Purchaser.
8.2	Notarial fees
Any notarial fee attributable to the sale, purchase, assignment or assumption of any of the Assigning Lender's Assigned Assets, the related collateral subject to any Security Interest and the Assumed Obligations is payable by the Purchaser.

8.3	Tax
The Purchaser acknowledges that it is responsible for making its own independent tax analysis of the Finance Documents and the Transfer Documents and the transaction contemplated thereby.
8.4	Free and clear payments
All payments made under the Transfer Documents shall be made free and clear of any deduction or withholding save for such deduction or withholding as may be required to be made from such payments by any law, regulation or practice. If any such deduction or withholding is made or is required to be made, the payer shall increase the amount to be paid to the payee to ensure that the payee receives and retains a sum equal to the sum which it would have received and retained had no such deduction or withholding been made or required to be made.
9.	CONTINUING OBLIGATION
9.1
Each indemnity in any Transfer Document is a continuing obligation, separate and independent from the other obligations of the parties under the Transfer Document and shall survive termination of any Transfer Document; and it is not necessary for any party to a Transfer Document to incur any expense or make any payment before enforcing a right of indemnity conferred by any Transfer Document.

9.2	No party to any Transfer Document shall be obliged to indemnify any other party to that Transfer Document if the loss of the indemnified party is due to the negligence or wilful misconduct of the indemnified party.
10.	CONFIDENTIALITY
Each party to this Deed shall maintain the confidentiality of the terms of the Transfer Documents and the transactions contemplated thereby unless otherwise required by law or regulation. Each such party shall be permitted to make any necessary disclosure:
(e)	to any member of its Group;
(f)	to its professional advisers and auditors regarding the terms of any of the transactions contemplated by the Transfer Documents;
(g)	in connection with the perfection or enforcement of a party's rights and obligations under any of the Transfer Documents; and
(h)
to any person appointed by that party to provide administration or settlement services in respect of any of the Transfer Documents, any Finance Document or any of the transactions contemplated thereby,

subject, in each case, to the same confidentiality constraints.

11.	SUPPLEMENTAL
11.1	Finance Document
This Deed shall be a "Finance Document" under the Junior Loan Agreement.
11.2	Counterparts
This Deed may be executed in any number of counterparts.
11.3	Third Party rights A person who is not a party to this Deed has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Deed.
12.	NOTICES AND PROCESS AGENT
12.1	The provisions of clause 28 (notices)of the Junior Loan Agreement shall apply to this Deed as if it was expressly incorporated in this Deed, with the notice details for the Purchaser being:
Advice Investments S.A.
c/o Cefai & Associates
5/1, Merchants Street
Valletta VLT 1171
Malta
Attention: Ms. Louise Cefai
 Fax: +356 21 249 950

and with any other necessary modification.
12.2
The Purchaser irrevocably appoints Ince Process Agents Ltd. at its registered office for the time being, presently at Aldgate Tower, 2 Leman Street, London El 8QN, England, to act as its agent to receive and accept on its behalf any process or other document relating to any proceedings in the English courts which are connected with this Deed, any other Transfer Document or any non-contractual obligations arising out of or in connection with this or any other Transfer Document.

13.	LAW AND JURISDICTION
13.1	Governing law
This Deed, including any non-contractual obligations arising out of or in connection with this Deed, shall be governed by and construed in accordance with English law.
13.2	Incorporation of Junior Loan Agreement provisions
The provisions of clause 30 (law and jurisdiction)of the Junior Loan Agreement shall apply to this Deed as if it was expressly incorporated in this Deed with any necessary modifications.

THIS DEED has been duly executed as a Deed and delivered on the date stated at the beginning of this Deed.

SCHEDULE 1
CONDITIONS PRECEDENT
The following are the documents referred to in Clause 4(a):
1.	A duly executed original of:
(a)	this Deed;
(b)	the Transfer Certificate for the Assigning Lender;
(c)	the Agency Transfer Agreement; and
(d)	the Senior Sale and Transfer Deed.
2.
Copies of the resolutions of the directors of the Borrower authorising the execution of this Deed, each of the other documents referred to in paragraph 1 above to which the Borrower is a party and the transactions contemplated hereby or thereby.

3.
Copies of the resolutions of the sole director and the sole shareholder of the Purchaser authorising the execution of this Deed, each of the other documents referred to in paragraph 1 above to which the Purchaser is a party and the transactions contemplated hereby or thereby.

4.	Copies of all consents which the Purchaser or the Borrower requires to enter into, or make any payment, under this Deed or any other document referred to in paragraph 1 above.
5.	Confirmation of receipt by the Agent in full (without any set off, deduction or counterclaim of any kind) of the Aggregate Purchase Price.
6.	All documentation required by each of the Assigning Lender, the Agent and the Security Trustee to satisfy its "know your customer" requirements in relation to the Purchaser.
7.	Evidence satisfactory to the Agent that:
(a)
the Agent has received an "Effective Time Certificate" pursuant to the Agency Transfer Agreement duly executed by the Successor Agent and the Successor Security Trustee (as each is defined in the Agency Transfer Agreement);

(b)	all conditions precedent (other than the occurrence of the Effective Date under this Deed) to the occurrence of the "Effective Date" under the Agency Transfer Agreement have been satisfied;
(c)	the "Effective Date" under the Agency Transfer Agreement will be the same date as the Effective Date under this Deed; and
(d)	the transfer contemplated by the Agency Transfer Agreement will occur and complete no later than the Effective Date under this Deed.

8.	Evidence satisfactory to the Agent that:
(a)	all conditions precedent (other than the occurrence of the Effective Date under this Deed) to the occurrence of the "Effective Date" under the Senior Sale and Transfer Deed have been satisfied;
(b)	the "Effective Date" under the Senior Sale and Transfer Deed will be the same date as the Effective Date under this Deed; and
(c)	the transfer contemplated by the Senior Sale and Transfer Deed will occur and complete no later than the Effective Date under this Deed.
9.	Documentary evidence that the agent for service of process named in Clause 12.2 has accepted its appointment on behalf of the Purchaser.
10.	Favourable legal opinions from lawyers appointed by the Agent of such matters concerning the laws of Liberia and such other jurisdictions as the Agent may require.

SCHEDULE 2
TRANSFER CERTIFICATE
The Transferee accepts exclusive responsibility for ensuring that this Certificate and the transaction to which it relates comply with all legal and regulatory requirements applicable to it.
To:	HSH Nordbank AG for itself and for and on behalf of the Borrower, each Security Party, the Security Trustee, the Swap Banks and each Lender, as defined in the Junior Loan Agreement referred to below.
[•] 2016

1.
This Certificate relates to a Loan Agreement (the "Loan Agreement") dated 31 March 2006 between, inter alia, (1) Dryships Inc. (the "Borrower"), (2) HSH Nordbank AG and others and each of their successors and assigns (the "Junior Lenders"),(3) IISII Nordbank AG (in its capacity as agent, the "Agent") and (4) HSII Nordbank AG (in its capacity as security trustee, the "Security Trustee"),as amended by that certain Amending and Restating Agreement dated 23 May 2007 between, inter alia, the Borrower, the Agent and the Security Trustee (and as otherwise amended, novated or supplemented from time to time, the "Junior Loan Agreement") pursuant to which the Junior Lenders agreed to make available to the Borrower both term loan and short term credit facilities of (originally) up to US$110,000,000 in aggregate.

2.	In this Certificate:
"Relevant Parties" means the Agent, the Borrower, each Security Party, the Security Trustee, each Swap Bank and each Lender;
"Transferor" means HSII Nordbank AG of Gerhart-Hauptman-Platz 50, D-20095 Hamburg, Federal Republic of Germany; and
"Transferee" means Advice Investments S.A. of 80 Broad Street, Monrovia, Republic of Liberia.
Terms defined in the Junior Loan Agreement shall, unless the contrary intention appears, have the same meanings when used in this Certificate.
3.	The effective date of this Certificate is .. .... 2016 provided that this Certificate shall not come into effect unless it is signed by the Agent on or before that date.
4.
The Transferor assigns to the Transferee absolutely all rights and interests (present, future or contingent) which the Transferor has as Lender under or by virtue of the Junior Loan Agreement and every other Finance Document in relation to 100 per cent. of the Contribution outstanding to the Transferor (or its predecessors in title).

5.	By virtue of this Transfer Certificate and Clause 26 of the Junior Loan Agreement, the Transferor is discharged entirely from its Commitment and the Transferee acquires all such Commitment.

6.
The Transferee undertakes with the Transferor and each of the Relevant Parties that the Transferee will observe and perform all the obligations under the Finance Documents which Clause 26 of the Junior Loan Agreement provides will become binding on it upon this Certificate taking effect,

7.
The Agent, at the request of the Transferee (which request is hereby made) accepts, for the Agent itself and for and on behalf of every other Relevant Party, this Certificate as a Transfer Certificate taking effect in accordance with Clause 26 of the Junior Loan Agreement,

8.	[Intentionally omitted.]
9.	The Transferee:
(a)	confirms that it has received a copy of the Junior Loan Agreement and each other Finance Document;
(b)
agrees that the transfer is on a non-recourse basis and that it will have no rights of recourse of any kind on any ground against either the Transferor, the Agent, the Security Trustee, any Swap Bank or any Lender, including but not limited to:

(i)	the Finance Documents proving to be invalid or ineffective,
(ii)	the Borrower or any Security Party failing to observe or perform its obligations, or to discharge its liabilities, under the Finance Documents;
(iii)
it proves impossible to realise any asset covered by a Security Interest created by a Finance Document, or the proceeds of such assets are insufficient to discharge the liabilities of the Borrower or any Security Party under the Finance Documents;

(c)
agrees that it will have no rights of recourse on any ground against the Agent, the Security Trustee, any Swap Bank or any Lender in the event that this Certificate proves to be invalid or ineffective;

(d)
warrants to the Transferor and each Relevant Party (i) that it has full capacity to enter into this transaction and has taken all corporate action and obtained all official consents which it needs to take or obtain in connection with this transaction; and (ii) that this Certificate is valid and binding as regards the Transferee; and

(e)	confirms the accuracy of the administrative details set out below regarding the Transferee.
10.
The Transferee undertakes with the Agent and the Security Trustee, on demand, fully to indemnify the Agent and/or the Security Trustee in respect of any claim, proceeding, liability or expense (including all legal expenses) which it may incur in connection with this Certificate or any matter arising out of it, except such as are shown to have been mainly and directly caused by the gross and culpable negligence or dishonesty of the Agent's or the Security Trustee's own officers or employees.

HSH NORDBANK AG	ADVICE INVESTMENTS S.A.

By:	By:

Date:	Date:

Agent

Signed for itself and for and on behalf of itself as Agent and for every other Relevant Party

HSH NORDBANK AG

By:

Date:

EXECUTION PAGES
BORROWER

EXECUTED AS A DEED	)
by DRYSHIPS INC.	)
acting by Dimitrios Drelozis	)	/s/ Dimitrios Drelozis
)
duly authorised in accordance	)
with the laws of the Republic of	)
the Marshall Islands	)

in the presence of:
Witness' signature:		/s/ Anastasia G. Pavli
Witness' name: Anastasia G. Pavli
Witness' address:		Attorney-at-Law 52 Ag. Konstantinou Street -15124 Marousi Athens, Greece Tel.: +30 210 6140580

PURCHASER

EXECUTED AS A DEED	)
by ADVICE INVESTMENTS S.A.	)
acting by Alexandros Sigalos	)	/s/ Alexandros Sigalos
)
duly authorised in accordance	)
with the laws of the Republic of	)
Liberia	)

in the presence of:
Witness' signature:		/s/ Christina Karanasiou
Witness' name: Christina Karanasiou
Witness' address:		Attorney-at-Law 52 A. Konstantinou Street-15124 Marousi Athens. Greece Tel.: +30 210 6140580

AGENT

EXECUTED AS A DEED	)
by HSH NORDBANK AG	)
acting	)	/s/ illegible
)
duly authorised in accordance	)
with the laws Germany	)
in the presence of:

Witness' signature:		/s/ illegible
Witness' name:
Witness' address:		HSN Nordbank
Gerhart-Hauptmann-Platz 50
20095 Hamburg

SECURITY TRUSTEE

EXECUTED AS A DEED	)
by HSH NORDBANK AG	)
acting by	)	/s/ illegible
)
duly authorised in accordance	)
with the laws of Germany	)
in the presence of:

Witness' signature:		/s/ illegible
Witness' name:
Witness' address:		HSN Nordbank
Gerhart-Hauptmann-Platz 50
20095 Hamburg
LEAD BOOKRUNNER

EXECUTED AS A DEED	)
by HSH NORDBANK AG	)
acting by	)	/s/ illegible
)
duly authorised in accordance	)
with the laws of Germany	)
in the presence of:

Witness' signature:		/s/ illegible
Witness' name:
Witness' address:		HSN Nordbank
Gerhart-Hauptmann-Platz 50
20095 Hamburg

ASSIGNING LENDER

EXECUTED AS A DEED	)
by HSH NORDBANK AG	)
acting by	)	/s/ illegible
)
duly authorised in accordance	)
with the laws of Germany	)
in the presence of:

Witness' signature:		/s/ Jun Huan
Witness' name:		Jun Huan
Witness' address:		HSN Nordbank
Gerhart-Hauptmann-Platz 50
20095 Hamburg

SWAP BANK

EXECUTED AS A DEED	)
by HSH NORDBANK AG	)
acting by	)	/s/ illegible
)
duly authorised in accordance	)
with the laws of Germany	)
in the presence of:

Witness' signature:		/s/ Jun Huan
Witness' name:		Jun Huan
Witness' address:		HSN Nordbank
Gerhart-Hauptmann-Platz 50
20095 Hamburg